UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2012 (September 7, 2012)

American Realty Capital New York Recovery REIT, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54689	27-1065431
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 7, 2012, American Realty Capital New York Recovery REIT, Inc. (the “Company”), through a wholly owned subsidiary of its operating partnership, closed the acquisition of the fee simple interest in a condominium building which contains 50 rental units and a 36-space parking facility, together with an undivided interest in the common elements appurtenant thereto, in the condominium known as The 163 Washington Condominiums, located at 163 Washington Avenue in Brooklyn, New York. The seller of the property was 163 Washington Avenue, LLC. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

Upon the closing of the acquisition, the Company and the seller entered into a joint venture in which the seller retained a 2.07% minority ownership interest in the property. In addition, the seller will continue to provide property management services for the property.

The contract purchase price of the property was approximately $31.5 million, exclusive of closing costs. The Company funded the purchase price with (i) proceeds from its ongoing initial public offering in the amount of $17.5 million and (ii) a drawdown of $14.0 million on its $40.0 million senior unsecured revolving credit facility with Capital One, National Association. The Company may seek to obtain financing on the property post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, if at all.

The 50 rental units contain 41,613 rentable square feet and include 49 residential rental units and one commercial unit leased to a day care company. In addition, the property contains a 36-space parking facility and 20 storage units.

As of the date of this filing, the 50 rental units are 80.2% leased. The aggregate annualized straight line rental income for the occupied units, which represents the contractual rent adjusted to reflect any contractual tenant concessions including free rent, is approximately $40,000 per unit and the average monthly base rent, calculated as the monthly base rent divided by the number of occupied units, is approximately $3,000 per unit.

The commercial unit is leased to a day care company for a period of 10 years which will commence upon the completion of certain conditions. The annualized straight line rental income will be approximately $47,000. The lease contains 3% annual rental increases and has two five-year lease extension options. Due to zoning restrictions, the unit may only be leased to an educational or healthcare-related tenant.

The 36-space parking facility is currently under a two year master lease with the seller of the property. The annualized straight line rental income under the master lease is $0.2 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 7, 2012, the Company drew an additional $14.0 million on its existing senior unsecured revolving credit facility with Capital One, National Association. This funding was collateralized by The 163 Washington Condominiums. The terms of the revolving credit facility are set forth in the Company’s Current Report on Form 8-K filed on April 4, 2012 and the credit agreement was filed as Exhibit 10.42 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. The description of the revolving credit facility in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the credit agreement, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)(4)	The audited and unaudited financial statements relating to the property described in Item 2.01, required by Rule 3-14 of Regulation S-X are not included in this Current Report on Form 8-K. The Company will file such financial statements with the U.S. Securities and Exchange Commission within 71 calendar days after the date that this Current Report on Form 8-K must be filed, or November 23, 2012.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated September 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: September 10, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors